EXHIBIT 10.33

December 4, 2003

Elwood Spedden

c/o Photon Dynamic, Inc.

17 Great Oaks Blvd,

San Jose, California 95121

Dear Woody:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Photon Dynamics, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. TRANSITION PERIOD AND SEPARATION.

(a) Separation Date. Your last day of employment with the Company will be January 12, 2004 (the “Separation Date”).

(b) Transition Period. On October 27, 2003 (the “Transition Date”), you ceased to be the President and Chief Executive Officer of the Company, but your status as an employee of the Company remained unaltered. You will remain an employee of the Company from the Transition Date through the Separation Date (the “Transition Period”). During the Transition Period, you should not report to work at the Company, but must remain available to complete certain assignments and assist in the transition of your responsibilities at the Company’s request. During the Transition Period, you are neither expected nor authorized to perform services for the Company, or to represent the Company in its business matters, except at the Company’s request.

(c) Salary Continuation. As part of this Agreement, the Company will continue to pay you during the Transition Period your base salary in effect as of the Transition Date. These salary payments will be made on the Company’s regular payroll dates and will be subject to standard payroll deductions and withholdings. You will not be eligible to earn any bonus for any services performed for the Company during the Transition Period.

(d) Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.

(e) Benefits. During the Transition Period, you will be entitled to continue your participation in the Company’s employee benefit plans in effect on the Transition Date, provided you remain eligible under the terms and conditions of the plans, with the following exception: you are not eligible to participate in the accrual of paid time off. After the Separation Date, you will not be eligible to continue participating in any Company employee benefit plans. You are no longer eligible to continue coverage under the Company’s group health insurance plan, but you are eligible to continue your group health insurance benefits to the extent permitted

17 Great Oaks Boulevard, San Jose, CA 95119-1202    PHONE 408 360 3550    FAX 408 360 3551

Elwood Spedden

by the federal COBRA law or if applicable, state insurance laws, and by the Company’s group health insurance policies. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice of your COBRA rights. If you elect continued coverage under COBRA, as part of this Agreement, the Company will pay the COBRA premiums necessary to continue your current coverage through the Separation Date.

2. FISCAL YEAR 2003 BONUS. You have earned a bonus for fiscal year 2003 in the amount of $180,000. You will paid your bonus in accordance with the Company’s regular procedures for paying annual incentive bonuses.

3. STOCK OPTIONS. By grant dated April 15, 2002, you received an option in your capacity as a non-employee director of the Company to purchase 20,000 shares of the common stock of the Company (the “Director Option”). By grants dated February 5, 2003, you received in your capacity as an employee three options to purchase a total of 200,000 shares of common stock of the Company (the “Employee Options”). Your Director Option and Employee Options will continue vesting during the Transition Period. You hereby agree that your Employee Options will cease vesting on the Separation Date and that all unvested shares subject to your Employee Options will terminate as of the Separation Date. You further agree that you may exercise your Employee Options only before the end of the 90-day period following the Separation Date and you agree that the Employee Options, if not exercised, will terminate at the end of such period. In all other respects, your Employee Options will continue to be governed by the terms of the applicable grant notices and stock option plan documents. Your Director Option will continue to vest after the Separation Date pursuant to the terms and conditions of the applicable grant notice, stock option agreement and stock option plan document.

4. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

5. EXPENSE REIMBURSEMENTS. You agree that within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for your reasonable business expenses pursuant to its regular business practice.

6. RETURN OF COMPANY PROPERTY. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, notebooks, drawings, records, plans, forecasts, reports, proposals, studies, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment (including your Company-issued laptop computer and “blackberry” electronic communication device), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Elwood Spedden

7. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations, both during and after your employment, to retrain from any use of disclosure of the Company’s confidential or proprietary information or materials, unless expressly authorized by the Company, pursuant to your Proprietary Information and Inventions Agreement with the Company dated as of February 6, 2003.

8. RELEASE. In exchange for the Transition Period and other consideration under this Agreement to which you would not otherwise be entitled, you hereby completely release the Company, and its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, employees, attorneys and agents (collectively, the “Released Parties”) from any and all claims of any kind, known and unknown, which you may now have or have ever had against any of them, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement (the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, and other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act, the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and the California Fair Employment and Housing Act (as amended).

9. RELEASE OF ADEA CLAIMS. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may voluntarily sign this Agreement earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is signed by you (the “Effective Date”).

10. RELEASE OF UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Elwood Spedden

You hereby expressly waive and relinquish all rights and benefits under that section and any law in any jurisdiction of similar _____ with respect to your release of any unknown or unsuspected claims you may have against the Released Parties.

11. SUPPLEMENTAL RELEASE AGREEMENT. In consideration for, and as a condition to receiving benefits under this Agreement, you agree to sign and return to the Company the Supplemental Release Agreement attached hereto as Exhibit A on or after the Separation Date.

12. ARBITRATION. You and the Company agree that any and all claims, causes of action, disputes or controversies, of any nature whatsoever, arising out of the terms, interpretation, application, or alleged breach of this Agreement, shall be resolved by confidential, final and binding arbitration conducted by JAMS (formerly Judicial Arbitration and Mediation Services, Inc.) in San Jose, California, under the then-existing JAMS rules. You and the Company hereby waive the right to a jury trial, court trial, or administrative proceeding to resolve any of the above-described claims or controversies. Notwithstanding the foregoing, nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, or from bringing an action in court to compel arbitration under this Agreement or to enforce an arbitration award. The costs of the arbitrator shall be shared equally between the parties. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving Company trade secrets, proprietary information or intellectual property rights by court action instead of arbitration

13. MISCELLANEOUS. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner which is consistent with the intent of the parties insofar as possible. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

Elwood Spedden

If this Agreement is acceptable to you please sign below and return the original to me.

We wish you all the best in your future endeavors.

Sincerely,

PHOTON DYNAMICS, INC.

By:	/s/ Jeffrey Hawthorne

Jeffrey Hawthorne Chief Executive Officer and President

Exhibit A –Supplemental Release Agreement

UNDERSTOOD AND AGREED:

/s/ Elwood Spedden	Dated:	December 4 2003

Elwood Spedden

EXHIBIT A

SUPPLEMENTAL RELEASE AGREEMENT

(To be signed and returned to the Company on or after the Separation Date)

I agree to the terms in the foregoing Agreement.

In consideration for the Transition Period and other consideration provided to me in the Agreement to which I would not otherwise be entitled, I completely release the Company, and its affiliated, related, parent and subsidiary corporations, and its and their present and former directors, officers, employees, attorneys and agents (collectively, the “Released Parties”) from any and all claims of any kind, known and unknown, which I may now have or have ever had against any of them, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement (the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, and other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act, the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) and the California Fair Employment and Housing Act (as amended).

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA and acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I should consult with an attorney prior to executing this Agreement (although I may choose not to do so); (c) I have twenty-one (21) days to consider this Agreement (although I may voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me.

6.

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Released Parties.

By:	/s/ Elwood Spedden	Date:	December 04 2003

Elwood Spedden

7.